Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 25248.50012/80034431v2	1133 Avenue of the Americas New York, New York 10036
Tel (212) 922 2200 Fax (212) 922 1512 Direct (212) 922 2206

February 13, 2012

Teekay Tankers Ltd. 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton HM 08 Bermuda

Registration Statement on Form F-3; Final Prospectus dated February 8, 2012

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay Tankers Ltd. (the “Company”) in connection with the issuance and sale by the Company of up to 17,250,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share, pursuant to the Company’s Registration Statement on Form F-3 (No. 333-174216) (the “Registration Statement”), the prospectus dated May 13, 2011 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated February 7, 2012 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement to the Base Prospectus dated February 8, 2012 (together with the Base Prospectus, the “Final Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Preliminary Prospectus;

(iii)	the Final Prospectus;

(iv)

the Underwriting Agreement (the “Underwriting Agreement”) dated February 8, 2012, among the Company, Teekay Tankers Management Services Ltd. (the “Manager”) and the representatives of the underwriters named therein relating to the issuance and sale of the Shares; and

(v)

such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Manager as we have deemed relevant and necessary.

London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok

Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay Tankers Ltd.	Page 2

February 13, 2012

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (e) the completeness of each document submitted to us and (f) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion, we have also assumed:

(i)

that the issuance and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Preliminary Prospectus and the Final Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)

that the Underwriting Agreement will have been duly and validly authorized by the parties thereto (other than the Company and the Manager), and executed and delivered by the parties thereto substantially in the form examined by us; and

(iii)	the validity and enforceability of the Underwriting Agreement against the parties thereto.

As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of the Company and the Manager contained in the Underwriting Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Registration Statement and the Final Prospectus, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Company and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Final Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson, Farley & Williams (New York) LLP

/s/ Watson, Farley & Williams (New York) LLP